10f-3 Exhibit
			Compliance Detail

Issuer Name + CUSIP
 BofA Medium Term Notes Series L due 2026  -
06051GFU85
Trade Date
February 29, 2016
List of Underwriters
Sole Manager:
BofA Merrill Lynch

Co-Managers:
ABN AMRO
ANZ Securities
BBVA
BNY Mellon Capital Markets, LLC
Capital One Securities
COMMERZBANK
Danske Markets Inc.
Deutsche Bank Securities
Erste Bank
ING
Lloyds Securities
Mizuho Securities
nabSecurities, LLC
Natixis Securities America LLC
Rabo Securities
RBS
Santander
Scotiabank
SOCIETE GENERALE
SMBC Nikko
Standard Chartered Bank
TD Securities
Huntington Investment Company
Was the security:  33 Act Registration, Eligible
Municipal Security, Eligible Government
Offering, Foreign Offering, or Eligible 144A
Offering
Yes - Eligible 144A Offering
Was security offered under a firm commitment underwriting (Must be 'YES')
Yes
Is an affiliated b/d a Sr. Manager or Co-
Manager?
Yes
If yes, did the affiliate benefit directly or indirectly (Must be NO)
No
Name of Affiliate:
Natixis Securities America LLC
Underwriter (s) or Dealer(s) from Whom
Purchased (Non-affiliates):
BofA MerrillLynch

Sector or Industry:
Sector: Financials, Industry: Commercial Banks
Date of First Offering:
02-29-2016
Ratings:
S&P: BBB, Fitch: A-, Moodys: Baaa3
Maturity Date:
March 3, 2026
Coupon:
4.450%
Unit Price:
100% of the principal amount
Gross Underwriting Spread
$9,000,000
Gross Spread as a % of Price:
..450%
Yield:
4.318
Yield to Maturity
4.071 as of 03/31/16
Principal Amount of Offering:
$2,000,000,000
Subordination Features:
The subordinated notes are unsecured and will be subordinate and junior in right of payment to all of BofA's existing and future "senior indebtedness". The subordinated notes will rank equally in right of payment with all other unsecured and subordinated indebtedness, other than unsecured and subordinated indebtedness that by its terms is subordinated to the subordinated notes. As of December 31, 2015, on a non-consolidated basis, BofA had approximately $141 billion of senior long-term debt and certain short-term borrowings. "Senior indebtedness" also includes obligations under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts, none of which are included in such amount. In addition, holders of the subordinated notes may be fully subordinated to interests held by the U.S. government in the event that the company enters into a receivership, insolvency, liquidation or similar proceeding.
Years of Continued Operation:
25+


The adviser attests that the commission, spread or profit with respect to the transaction described is reasonable and fair compared to the commissions, spread or profit received by others in connection with the underwritings of similar securities during a comparable period of time.The adviser attests that the Total Percentage Purchased by adviser including all funds and private advisory accounts over which adviser has investment discretion did not exceed 25%. [If an eligible 144A offering, must be less than 25% of the 144A offering plus any concurrent public offering]PLEASE INDICATE PERCENTAGE


0.25%

LIST EACH PARTICIPATING FUND
Percent of Offering
Purchased by Fund
Dollar Value of Offering
Purchased by Fund
Oakmark Equity & Income
Fund
0.25%
$5,000,000.00
Total Purchased for Oakmark Funds
which Harris Associates L.P. manages
0.25%
$5,000,000.00
Total Percent Purchased by all Funds and
private advisory accounts over which
Harris Associates L.P. has investment
discretion.
0.25%
$5,000,000.00